Exhibit 99.1
Mohawk Industries, Inc. Announces Second Quarter Earnings
CALHOUN, Ga., Aug. 5, /PRNewswire-FirstCall/ — Mohawk Industries, Inc. (NYSE: MHK) today announced 2010 second quarter net earnings of $68 million and diluted earnings per share (EPS) of $0.99 which included non-recurring tax benefits, charges for redemption premiums on bonds and restructuring activities. Excluding these unusual items, net earnings and EPS would have been $53 million and $0.77 per share. In the second quarter of 2009, the net earnings were $46 million and EPS was $0.67. Excluding the 2009 unusual items, net earnings and EPS would have been $54 million and $0.79 per share. Net sales for the second quarter of 2010 were $1.4 billion which was flat versus 2009 net sales. Our operating margin has improved to 6.4% (6.8% adjusted) and is the highest we have achieved in two years. We have a strong financial position with free cash flow of $111 million in the quarter, cash of $343 million and an improving net debt to EBITDA ratio of 2.1.
For the first six months of 2010, our net earnings were $89 million or an EPS of $1.29. Excluding the unusual items noted above, net earnings would have been $77 million and EPS would have been $1.12. In the first six months of 2009, our net loss was $60 million and loss per share was $0.87. Excluding the 2009 year-to-date unusual items, net earnings and EPS would have been $64 million and $0.93 per share. Net sales for the first six months of 2010 were $2.7 billion representing a 5% increase from 2009. On a local exchange rate, constant days and excluding 2009 sales adjustments net sales decreased 2.5% during this period.
In commenting on the second quarter results, Jeffrey S. Lorberbaum, Chairman and CEO stated, “Our earnings were better than anticipated due to higher sales in Unilin, improving product mix in Mohawk, price increases and cost reduction programs. Our second quarter sales were flat compared to the prior year as the residential business improved. The European business grew in most geographic and product categories with volumes increasing. Commercial markets are declining at a slower rate with expectations of a bottom this year. Residential remodeling markets should expand in the second half of the year driven by higher disposable income and low interest rates. New home construction remains low but above last year. The European economy is gaining momentum with positive industry reports, higher consumer confidence and an improved banking outlook. We have expanded our international presence with a minority interest in one of the top ten Chinese ceramic tile manufacturers and purchased a building in Russia for laminate manufacturing.”
Our Mohawk segment net sales were down 3% and operating income was up $11 million before restructuring charges for the period. Profitability has improved as price increases, product mix, productivity improvements and cost reductions resulted in higher margins. Our residential product introductions shipped earlier this year and should improve our volume in the second half of the year. Our commercial team’s selling efforts are focused on the government, healthcare and education markets. Our focus continues on improving quality, product management, service and costs. Our second price increase this year of 5-7%, announced in April, is being implemented to offset higher cost raw material.
Our Dal-Tile segment net sales were down 3% as a result of new residential construction and commercial still lagging the economy. We are improving manufacturing output, increasing productivity and lowering SG&A costs to expand margins. Our Home Center share is growing and we are strengthening our position in Mexico by broadening our product offering and customer base. In manufacturing, we have increased labor productivity and energy utilization with process innovation.
In Monterrey, Mexico, a flood caused by Hurricane Alex temporarily stopped our ceramic tile production in the beginning of July. Most of the equipment has been repaired and most will be back at full capacity within a month. Shipping was not interrupted by the flood since our finished inventories are stored at another site. We believe our aggressive actions will result in a minimal impact from the storm on our customers and performance due to product substitutions, moving production, sourcing products and coverage from our insurance.

Our Unilin segment net sales increased 10% as reported or 16% in local currency. Our business improved in most European markets, Russia and Asia with nearly all product categories growing compared to last year. Quick Step laminate is positioned as the leading brand with innovative products and a strong market presence. New licensees have adopted our patented installation system utilized in laminate, wood and vinyl products. Both, our U.S. and European wood sales have grown and the sales mix has improved. We have implemented multiple price increases in wood this year to recover the inflation of our raw materials.
The U.S. and European economies are expected to expand in the second half of the year. We believe product pricing will catch up with the inflation of our raw materials. Our new product introductions will benefit our sales while cost reductions and price increases will improve our margins. We believe raw material prices have peaked in the second quarter and our results should benefit as we go through the year. In the Unilin segment, the third quarter is seasonally slower due to the European holiday. Our third quarter guidance for earnings is $0.70 to $0.79 per share excluding restructuring charges, the timing of insurance reimbursements and purchase accounting adjustments.
In conclusion, global economic growth should benefit our business in the future as markets continue to recover. The execution of our product introductions and cost initiatives will support expansion of our profits. Increased exposure to international markets will drive growth and provide a better balance to our company. Our cash flow remains strong and our balance sheet will support continued investment in new opportunities.
Mohawk is a leading supplier of flooring for both residential and commercial applications. Mohawk offers a complete selection of carpet, ceramic tile, laminate, wood, stone, vinyl, and rugs. These products are marketed under the premier brands in the industry, which include Mohawk, Karastan, Lees, Bigelow, Dal-Tile, American Olean, Unilin and Quick Step. Mohawk’s unique merchandising and marketing assist our customers in creating the consumers’ dream. Mohawk provides a premium level of service with its own trucking fleet and over 250 local distribution locations.
Certain of the statements in the immediately preceding paragraphs, particularly anticipating future performance, business prospects, growth and operating strategies and similar matters and those that include the words “could,” “should,” “believes,” “anticipates,” “expects,” and “estimates,” or similar expressions constitute “forward-looking statements.” For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions, which involve risks and uncertainties. The following important factors could cause future results to differ: changes in economic or industry conditions; competition; raw material and energy costs; timing and level of capital expenditures; integration of acquisitions; rationalization of operations; claims; litigation and other risks identified in Mohawk’s SEC reports and public announcements.
There will be a conference call Friday, August 6, 2010 at 11:00 AM Eastern Time.
The telephone number to call is 1-800-603-9255 for US/Canada and 1-706-634-2294 for
International/Local. Conference ID # 87173114. A conference call replay will also be available until August 20, 2010 by dialing 800-642-1687 for US/local calls and 706-645-9291 for
International/Local calls and entering Conference ID # 87173114.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statement of Operations	Three Months Ended		Six Months Ended
(Amounts in thousands, except per share data)	July 3, 2010	June 27, 2009	July 3, 2010	June 27, 2009

Net sales	$1,400,086	1,406,012	2,747,322	2,614,351
Cost of sales	1,025,330	1,038,624	2,031,320	2,093,274

Gross profit	374,756	367,388	716,002	521,077
Selling, general and administrative expenses	285,030	292,710	572,655	592,283

Operating income (loss)	89,726	74,678	143,347	(71,206)
Interest expense	39,031	30,002	72,939	60,186
Other expense (income), net	1,428	(4,622)	(2,371)	(2,007)

Earnings (loss) before income taxes	49,267	49,298	72,779	(129,385)
Income tax (benefit) expense	(18,814)	3,037	(15,840)	(69,759)

Net earnings (loss)	$68,081	46,261	88,619	(59,626)

Basic earnings (loss) per share	$0.99	0.68	1.29	(0.87)

Weighted-average common shares outstanding — basic	68,585	68,449	68,554	68,441

Diluted earnings (loss) per share	$0.99	0.67	1.29	(0.87)

Weighted-average common shares outstanding — diluted	68,789	68,613	68,760	68,441

Other Financial Information

(Amounts in thousands)

Net cash provided by operating activities	$135,169	231,627	88,977	269,546

Depreciation and amortization	$72,497	77,062	149,295	144,742

Capital expenditures	$23,830	25,830	47,139	52,923

Consolidated Balance Sheet Data
(Amounts in thousands)

	July 3, 2010	June 27, 2009

ASSETS
Current assets:
Cash and cash equivalents	$342,673	226,543
Receivables, net	703,458	778,456
Inventories	965,778	936,336
Prepaid expenses	118,096	127,866
Deferred income taxes and other current assets	154,855	186,572

Total current assets	2,284,860	2,255,773
Property, plant and equipment, net	1,654,161	1,864,301
Goodwill	1,340,003	1,399,277
Intangible assets, net	686,156	812,190
Deferred income taxes and other non-current assets	38,736	24,148

	$6,003,916	6,355,689

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$351,307	55,335
Accounts payable and accrued expenses	808,909	875,590

Total current liabilities	1,160,216	930,925
Long-term debt, less current portion	1,303,155	1,804,086
Deferred income taxes and other long-term liabilities	431,355	490,355

Total liabilities	2,894,726	3,225,366

Total equity	3,109,190	3,130,323

	$6,003,916	6,355,689

Segment Information	As of or for the Three Months Ended		As of or for the Six Months Ended
(Amounts in thousands)	July 3, 2010	June 27, 2009	July 3, 2010	June 27, 2009

Net sales:
Mohawk	$747,582	767,790	1,464,165	1,362,121
Dal-Tile	363,618	376,704	705,014	735,182
Unilin	308,385	279,715	614,265	548,181
Intersegment sales	(19,499)	(18,197)	(36,122)	(31,133)

Consolidated net sales	$1,400,086	1,406,012	2,747,322	2,614,351

Operating income (loss):
Mohawk	$26,345	20,560	42,973	(158,495)
Dal-Tile	28,124	30,331	43,519	51,460
Unilin	42,336	31,141	68,794	45,693
Corporate and eliminations	(7,079)	(7,354)	(11,939)	(9,864)

Consolidated operating income (loss)	$89,726	74,678	143,347	(71,206)

Assets:
Mohawk			$1,675,226	1,723,006
Dal-Tile			1,570,238	1,621,409
Unilin			2,423,695	2,646,999
Corporate and eliminations			334,757	364,275

Consolidated assets			$6,003,916	6,355,689

Reconciliation of Net Earnings (Loss) to Adjusted Net Earnings and Adjusted Diluted Earnings Per Share
(Amounts in thousands, except per share data)

	Three Months Ended		Six Months Ended
	July 3, 2010	June 27, 2009	July 3, 2010	June 27, 2009

Net earnings (loss)	$68,081	46,261	88,619	(59,626)
Unusual items:
Commercial carpet tile reserve	—	—	—	122,492
FIFO Inventory	—	—	—	61,794
Business restructurings	4,929	12,060	8,933	15,917
Debt extinguishment costs	7,514	—	7,514	—
Discrete tax items, net	(24,407)	—	(24,407)	—
Income taxes	(3,290)	(4,402)	(3,759)	(76,837)

Adjusted net earnings	$52,827	53,919	76,900	63,740

Adjusted diluted earnings per share	$0.77	0.79	1.12	0.93
Weighted-average common shares outstanding — diluted	68,789	68,613	68,760	68,441
Reconciliation of Operating Cash Flow to Free Cash Flow
(Amounts in thousands)

Three Months Ended
July 3, 2010

Net cash provided by operating activities	$135,169
Net cash used in investing activities	(23,830)

Free Cash Flow	$111,339

Reconciliation of Total Debt to Net Debt
(Amounts in thousands)

Three Months Ended
July 3, 2010

Current portion of long-term debt	$351,307
Long-term debt, less current portion	1,303,155
Less: Cash and cash equivalents	342,673

Net Debt	$1,311,789

Reconciliation of Operating Income to Adjusted EBITDA

(Amounts in thousands)					Trailing Twelve
	Three Months Ended				Months Ended
	September 29, 2009	December 31, 2009	April 3, 2010	July 3, 2010	July 3, 2010

Operating income	$68,071	46,865	53,621	89,726	258,283
Other income (expense)	610	(1,509)	3,799	(1,428)	1,472
Depreciation and amortization	76,435	81,827	76,798	72,497	307,557
Commercial carpet tile reserve	—	11,000	—	—	11,000
Business restructurings	16,019	29,787	4,004	4,929	54,739

Adjusted EBITDA	$161,135	167,970	138,222	165,724	633,051

Net Debt to Adjusted EBITDA					2.1

Reconciliation of Net Sales to Adjusted Net Sales
(Amounts in thousands)

	Three Months Ended		Six Months Ended
	July 3, 2010	June 27, 2009	July 3, 2010	June 27, 2009

Net sales	$1,400,086	1,406,012	2,747,322	2,614,351
Adjustments to net sales
Commercial carpet tile reserve	—	—	—	110,224
Exchange rate	13,509	—	(2,891)	—
Additional shipping days	—	—	(88,638)	—

Adjusted net sales	$1,413,595	1,406,012	2,655,793	2,724,575

Reconciliation of Mohawk Segment Operating Income to Adjusted Mohawk Segment Operating Income
(Amounts in thousands)

	Three Months Ended
	July 3, 2010	June 27, 2009

Operating income	$26,345	20,560
Adjustments to operating income
Business restructurings	4,929	—

Adjusted operating income	$31,274	20,560

Reconciliation of Unilin Segment Net Sales to Adjusted Unilin Segment Net Sales
(Amounts in thousands)

	Three Months Ended
	July 3, 2010	June 27, 2009

Net sales	$308,385	279,715
Adjustments to net sales
Exchange rate	15,945	—

Adjusted net sales	$324,330	279,715

Reconciliation of Operating Income to Adjusted Operating Income
(Amounts in thousands, except per share data)

Three Months Ended
July 3, 2010

Operating income	$89,726
Unusual items:
Business restructurings	4,929

Adjusted operating income	$94,655

Adjusted operating margin	6.8%
Reconciliation of Earnings Before Income Taxes to Adjusted Earnings Before Income Taxes
(Amounts in thousands)

Three Months Ended
July 3, 2010

Earnings before income taxes	$49,267
Unusual items:
Business restructurings	4,929
Debt extinguishment costs	7,514

Adjusted earnings before income taxes	$61,710

Reconciliation of Income Tax Benefit to Adjusted Income Tax Expense
(Amounts in thousands)

Three Months Ended
July 3, 2010

Income tax benefit	$(18,814)
Unusual items:
Discrete tax items, net	24,407
Income taxes	3,290

Adjusted income tax expense	$8,883

Adjusted income tax rate	14%

The Company believes it is useful for itself and investors to review, as applicable, both GAAP and the above non-GAAP measures in order to assess the performance of the Company’s business for planning and forecasting in subsequent periods.